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                                                                   EXHIBIT 10.23




                            ELEVENTH AMENDMENT TO THE

                         STORAGE TECHNOLOGY CORPORATION
                        1987 EMPLOYEE STOCK PURCHASE PLAN


         Effective November 1, 1997, Storage Technology Corporation, a Delaware corporation (the "Corporation") desires to amend the 1987 Employee Stock Purchase Plan, as amended certain provisions of and restated as of December 14, 1995, (the "Plan") to make certain changes to Sections 8(c), 10 and 11(c) of the Plan such amendments to be effective for Offering XIV of the Plan.

         NOW, THEREFORE, in consideration of the foregoing, the following provisions of the Plan are hereby amended:

         Section 8 Paragraph (c) of the Plan entitled "Terms and Conditions of Options" is amended and revised to read as follows:

         "(c) The Committee may determine in its sole discretion from time to time to issue fractional shares under the Plan. If the Committee determines not to issue fractional shares, any accumulated payroll deductions that would have been used to purchase fractional shares shall be (i) automatically credited to each participant's Account and applied towards his or her option to purchase shares in the next successive Offering Period, or (ii) returned to each participant promptly following the termination of the Offering Period, as may be determined by the Committee. Any accumulated payroll deductions that are in excess of the limitations of Paragraph 8(a), together with any net income of the Segregated Account allocable to each participant, and the amount referenced in item (ii) above, shall be returned to each participant promptly following the termination of an Offering Period."

         Section 10 of the Plan entitled "Delivery" is amended and revised to read as follows:

         "10. Delivery. As promptly as practicable after the Offering Termination Date of each Offering Period, the Company will deliver to a broker designated by the Committee to hold shares for the benefit of the participants the shares of Common Stock purchased upon the exercise of the participant's option. As determined by the Committee in its sole discretion from time to time, such shares shall be delivered by physical certificates or by means of a book entry system. A participant may instruct any such designated broker to sell their shares at any time, subject to applicable securities laws."

         Section 11, Paragraph (c), of the Plan entitled "Withdrawal and Termination" is amended and revised to read as follows:



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         "(c) Upon termination of the participant's employment with the Company for any reason (including retirement but excluding death or, in certain cases, disability while in the employ of the Company) on or prior to the last day of the last full payroll period immediately proceeding an Offering Termination Date, the payroll deductions credited to the participant, together with any net earnings of the Segregated Account allocable to his or her Account, will be returned to the participant, or, in the case of a participant's death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 15. For purposes of the Plan, a participant shall be considered disabled if the Company determines that the participant is unable to perform the usual and customary requirements of his or her job with the Company and will be unable to do so for at least six months; provided, however, that such determination is subject to review by the Committee at its discretion."

Except as otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in the Plan.